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                                                              EXHIBIT 21


                                 SUBSIDIARIES
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Subsidiaries of Global Health Sciences, Inc.

    Global Health Sub, Inc. (100% owned by Global Health Sciences, Inc.)

         D&F Industries, Inc. (100% owned by Global Health Sub, Inc.)

         Raven Industries, Inc. (100% owned by Global Health Sub, Inc.)

         Dynamic Products Inc. (100% owned by Global Health Sub, Inc.)

         West Coast Sales (100% owned by Global Health Sub, Inc.)